Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

(Effective As of June 7, 2012)

This Amended and Restated EMPLOYMENT AGREEMENT (this “Agreement”), effective as of June 7, 2012 (the “Effective Date”), is between Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (“Company”), and Ronald Rubin (“Executive”).

BACKGROUND

Executive is currently the Chief Executive Officer and Chairman of Company. Effective June 7, 2012, Executive shall terminate his service in these roles and shall commence service as the Executive Chairman of Company (the “Executive Chairman”). Company desires to continue to employ Executive, and Executive desires to be so employed, on the terms and conditions contained in this Agreement. Executive has been and will continue to be involved with Company’s operations and management and has and will continue to have trade secrets and other confidential information relating to Company and its business relationships; accordingly, the noncompetition agreement and other restrictive covenants contained in Section 5 hereof constitute essential elements hereof.

This Agreement shall amend, effective as of the Effective Date, the current Amended and Restated Employment Agreement, effective as of December 30, 2008, between Executive and Company (the “Current Employment Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	CAPACITY AND DUTIES

1.1 Employment; Acceptance of Employment. Company hereby employs Executive and Executive hereby agrees to continue employment by Company for the period and upon the terms and conditions hereinafter set forth.

1.2 Capacity and Duties

(a) Executive shall serve as the Executive Chairman of Company and, subject to the supervision and control of the Board of Trustees of Company (the “Board”), shall advise and assist the Chief Executive Officer in assuming and discharging the duties associated with that office and perform such other duties and shall have such authority as may from time to time be specified by the Board, after consultation with the Executive and the Chief Executive Officer, and as shall be consistent with the status and authority of his office. Executive shall also be a member of the Office of the Chairman so long as the Office of the Chairman exists.

(b) Executive understands that substantially all of the assets of Company consists of its general partner interest in PREIT Associates, L.P. (“PALP”), and that the business operations of PALP and its direct and indirect subsidiaries constitute all of the business operations conducted by Company and its “Affiliates” (as defined in subsection (c) below). Accordingly, Company and Executive understand that most of Executive’s time and energy will be expended on behalf of PALP and its direct and indirect subsidiaries in Executive’s capacity as an officer of PALP rather than as an officer of Company.

(c) Except as permitted by subsection (d) below, Executive (i) shall devote his full working time, energy, skill and best efforts to the performance of his duties hereunder, in a manner that will comply with Company’s published rules and policies in effect from time to time, and (ii) shall not be employed by or participate or engage in or in any manner be a part of the management or operation of any business enterprise other than Company and its Affiliates without the prior written consent of Company, which consent may be granted or withheld in the sole discretion of Company. “Affiliate” as used in this Agreement means any person or entity controlling, controlled by, or under common control with, Company. “Control,” as used in the definition of Affiliate, means the power to direct the management and policies of a person or entity, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; the terms “controlling” and “controlled” shall have correlative meanings. Further, any person or entity that owns beneficially, either directly or through one or more intermediaries, more than 20 percent of the ownership interests in a specified entity shall be presumed to control such entity for purposes of the definition of Affiliate.

(d) Notwithstanding the provisions of subsection (c) above, Executive may (i) continue his investments in the properties listed on Schedule 1.2 hereto and, subject to the provisions of Section 5.2 hereof, subsequent properties, provided that Executive’s activities with respect to such subsequent properties comply with any procedures adopted by the Board governing Executive’s non-Company related real estate activities, and (ii) subject to Section 5.2 hereof and policy and guidelines of Company, serve on the board of directors or similar body of other organizations, including publicly owned corporations or other entities, philanthropic organizations and organizations in which Executive has made an investment, provided that Executive’s activities with respect to all of the foregoing do not, individually or in the aggregate, in any significant way, interfere with, detract from, or affect the performance of his duties for Company under this Agreement.

2.	TERM OF EMPLOYMENT

2.1 The initial term of Executive’s employment hereunder shall begin on the Effective Date and last until the three-year anniversary thereof (the “Expiration Date”), unless sooner terminated in accordance with the other provisions hereof (the “Initial Term”). Except as hereinafter provided, on the Expiration Date and on each subsequent anniversary thereof, the Term (as hereinafter defined) shall be automatically extended for one year unless either party shall have given to the other party notice of non-renewal of this Agreement at least 120 calendar days prior to the expiration of the Term. The Initial

Term and each term as extended is a “Term.” If a non-renewal notice is given as provided above, by either party, Executive’s employment under this Agreement shall terminate (within the meaning of Section 4.7 hereof) on the last calendar day of the Term (a “Non-Renewal Termination”), and Executive shall have the entitlements set forth in Section 4.4 hereof.

2.2 At any time within 120 days prior to an anniversary of the Effective Date, either Company or Executive may request that consideration be given to changes in the compensation of Executive. If such a request is given, Executive and the Board Representatives shall consider whether changes in compensation are appropriate. If either Executive or Board Representatives request a change in compensation and Executive and Board Representatives agree on such change as a consequence thereof, such change shall be given effect as of the next anniversary of the Effective Date. (Such changes may be set forth in an Addendum to this Agreement.) If, for any reason, Executive and Board Representatives are unable to agree on the change in compensation prior to April 30 of any year, Executive’s employment under the Agreement shall terminate as of the next anniversary of the Effective Date and be considered a Non-Renewal Termination, and Executive shall be entitled to the compensation and benefits provided in Section 4.4. “Board Representatives” shall mean the Lead Trustee, the chair of the Executive Compensation and Human Resources Committee (the “Committee”), the Chief Executive Officer, or such other or additional Trustees as may be designated by the Board, provided that the Chief Executive Officer shall remain and shall not be removed as a Board Representative. Agreement by a majority of the members of the Board Representatives shall constitute approval of the Board Representatives.

3.	COMPENSATION

3.1 Base Compensation. As compensation for Executive’s services during the Initial Term, Company shall pay to Executive a salary at the initial annual rate of $300,000, payable in periodic installments in accordance with Company’s regular payroll practices in effect from time to time. During and after the Initial Term, Executive’s salary may be modified as a result of the discussions contemplated in Section 2.2. Executive’s annual salary is hereinafter referred to as the “Base Salary.”

3.2 Cash Incentives. For 2012, Executive shall be entitled during his employment to an Incentive Opportunity Award providing for a payment at Target of 100 percent of his Blended Base Salary (as defined below). The actual amount of the 2012 Incentive Opportunity Award shall be determined based on the success of the transition of his former Chief Executive Officer duties, as determined by the Committee after consultation with Executive, the Chief Executive Officer and the Lead Trustee. Executive’s Blended Base Salary shall be equal to the sum of (a) the Base Salary paid hereunder for the period from January 1, 2012 to and including June 6, 2012, and (b) the Base Salary paid to Executive during 2012 from and after June 7, 2012. The Incentive Opportunity Award shall otherwise be subject to such of the terms and provisions of the awards for Named Executive Officers as the Committee shall deem appropriate. After January 1, 2013, Executive shall be entitled, during his employment hereunder, to receive such cash incentive awards on such levels and on such terms as from time to time may be determined by the Committee. Payments under this paragraph shall be made during the period January 1 through March 15 of the calendar year following the calendar year for which such Incentive Payment was earned.

3.3 Employee Benefits. In addition to the compensation provided for in Sections 3.1 and 3.2 hereof, Executive shall be entitled, during his employment hereunder, to participate in such of Company’s employee benefit plans and benefit programs, including medical benefit programs, as may from time to time be provided by Company for its executive officers. Company shall use its commercially reasonable efforts to provide Executive with health insurance through a preferred provider, traditional indemnity or equivalent plan.

3.4 Vacation. During the Term, Executive shall be entitled to a paid vacation of 25 business days during each calendar year or such additional number of days as is provided in the Employee Handbook published from time to time by Company (the “Company Employee Handbook”). Executive’s right to carry forward unused vacation days for a calendar year to any future calendar year shall be governed by the Company Employee Handbook as in effect from time to time.

3.5 Expense Reimbursement. Company shall reimburse Executive for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with its regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers and such other supporting information with respect to such expenses as Company may reasonably require.

3.6 Equity Plans. For 2012, Executive shall be awarded a number of “Restricted Share Units” (as shall be defined in Company’s 2012-2014 Restricted Share Unit Program (the “2012-2014 Program”)), subject to performance-based vesting, with a “Share Value” (as defined in the 2012-2014 Program) equal to 125 percent of Executive’s Blended Base Salary. Executive shall also be awarded a number of “Restricted Shares” (as defined in Company’s 2003 Equity Incentive Plan), subject to time-based vesting, with a value (as determined pursuant to Company practice) equal to 125 percent of Executive’s Blended Base Salary. The foregoing awards shall be subject to the terms and provisions of the 2012-2014 Program and the 2003 Equity Incentive Plan, and to the 2012 Restricted Share Unit Award Agreement and the 2012 Restricted Share Award Agreement, as adopted by the Committee. After January 1, 2013, Executive shall be entitled, during his employment hereunder, to participate in such of Company’s equity incentive plans and programs at such levels and on such terms as shall be determined by the Committee or the Board, as appropriate.

3.7 Nonqualified Retirement Plan. Company has previously entered into a nonqualified supplemental executive retirement plan with Executive whereby Company has credited a bookkeeping account maintained by Company for Executive with a deemed contribution of $100,000 per fiscal year. Company acknowledges that Executive is entitled to continue receiving benefits under and in accordance with the terms of such plan; provided that, for fiscal year 2012, the deemed contribution to Executive shall be $71,500 and provided further that, beginning as of the first calendar day of each fiscal year of Company beginning with its 2013 fiscal year, the deemed contribution credited to Executive shall be $50,000 per fiscal year. Commencing on January 1, 2012, all deemed contributions, including those deemed made prior to 2012, in 2012, and after 2012 shall earn interest, compounding annually, for 2012 and for each calendar year after 2012, at the rate of five percent per annum. Executive and Company shall appropriately amend and restate the current Nonqualified Supplemental Executive Retirement Agreement. Executive shall at all times be fully vested in such account and such account shall be paid to Executive in the manner and at the time(s) specified in such plan.

3.8 Existing Grants. Executive shall be entitled to the benefit of all stock option, restricted share and performance unit grants heretofore made in accordance with the terms and conditions applicable to each thereof.

4.	TERMINATION OF EMPLOYMENT

4.1 Death of Executive. If Executive dies during the Term, within 30 calendar days of his death, Company shall pay Executive’s estate a lump-sum cash payment of Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Founder’s Retirement Payment”) and any other amounts (including salary, bonuses, vacation pay, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of Executive’s death. If, for the year in which Executive dies, the performance goals established in accordance with any cash incentive award that Executive receives are achieved, Company shall pay Executive’s estate, within the period in the following year that begins January 1 and ends March 15, an amount equal to the bonus that Executive would have received had he been employed by Company for the full year, multiplied by a fraction, the numerator of which is the number of calendar days Executive was employed in such year and the denominator of which is 365. Upon Executive’s death (i) each outstanding option granted to Executive before, on or after the date hereof shall become vested and shall be immediately exercisable in accordance with the terms thereof, (ii) each outstanding nonqualified stock option (“NQSO”) granted to Executive before, on or after the date hereof shall be exercisable until the earlier of (A) the later of 180 calendar days after the death of Executive or the period following the death of Executive that is set forth in the relevant stock option agreement or (B) the scheduled expiration date of such option, (iii) the exercise period of each incentive stock option (“ISO”) granted to Executive before, on or after the date hereof shall be governed by the terms of the relevant ISO agreement, (iv) anything to the contrary in any other existing agreement or plan notwithstanding, all outstanding restricted shares granted to Executive that (A) are subject to vesting solely based on the passage of time and Executive’s continued employment shall become immediately vested, and (B) are subject to vesting based upon the performance of Company (however measured) shall remain restricted shares under the terms of the applicable restricted share award agreement (the “Award”) and shall vest or be forfeited in whole or in part under the terms of such Award as if Executive’s employment had not terminated, and (v) Executive’s spouse and dependents (if any) shall be entitled for a period of 36 months, to continue to receive medical benefits insurance coverage at Company’s expense if and to the extent Company was paying for such benefits for Executive’s spouse and dependents at the time of Executive’s death. Executive’s spouse and dependents shall be entitled to such rights as they may have to continue coverage at their sole expense as are then accorded under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), for the COBRA coverage period following the expiration of the period, if any, during which Company paid such expense.

4.2 Disability of Executive. If Executive is or has been materially unable for any reason to perform his duties hereunder for 120 calendar days during any period of 150 consecutive calendar days, Company shall have the right to terminate Executive’s employment (within the meaning of Section 4.7 hereof) upon 30 calendar days’ prior written notice to Executive at any time during the continuation of such inability, in which event Company shall thereafter be obligated to pay to Executive, within the 30-calendar-day period following his termination of employment but subject to Section 4.8(b) hereof, the Founder’s Retirement Payment. Company shall also, within 30 calendar days of such termination, pay any other amounts (including salary, bonuses, vacation pay, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of such termination. If, for the year in which Executive’s employment is terminated pursuant to this Section, the performance goals established in accordance with any cash incentive award that Executive receives are achieved, Company shall pay Executive, within the period in the following year that begins January 1 and ends March 15, an amount equal to the bonus that Executive would have received had he been employed by Company for the full year, multiplied by a fraction, the numerator of which is the number of calendar days Executive was employed in the year in which his employment is terminated and the denominator of which is 365. Upon termination of Executive’s employment pursuant to this Section, (i) each outstanding option granted to Executive before, on or after the date hereof shall become vested and shall be immediately exercisable in accordance with the terms thereof, (ii) each outstanding NQSO granted to Executive before, on or after the date hereof shall be exercisable until the earlier of (A) the later of 180 calendar days after the termination of Executive’s employment pursuant to this Section or the period following the termination of Executive’s employment for disability as is set forth in the relevant stock option agreement, or (B) the scheduled expiration date of such option, (iii) the exercise period of each ISO granted to Executive before, on or after the date hereof shall be governed by the terms of the relevant ISO agreement, (iv) anything to the contrary in any other existing agreement or plan notwithstanding, all outstanding restricted shares granted to Executive that (A) are subject to vesting solely based on the passage of time and Executive’s continued employment shall become immediately vested, and (B) are subject to vesting based upon the performance of Company (however measured) shall remain restricted shares under the terms of the applicable Award and shall vest or be forfeited in whole or in part under the terms of such Award as if Executive’s employment had not terminated, and (v) Executive shall be entitled for a period of 36 months to continue to receive at Company’s expense medical benefits coverage for Executive and his spouse and dependents (if any) if and to the extent Company was paying for such benefits to Executive and his spouse and dependents at the time of such termination. In the event of Executive’s death during such period, such coverage shall continue for the duration of such period for his spouse and dependents. Executive and his spouse and dependents shall be entitled to such rights as they may have to continue coverage at his or their sole expense as are then accorded under COBRA for the COBRA coverage period following the expiration of the period, if any, during which Company paid such expense.

4.3 Termination for Cause. Executive’s employment hereunder shall terminate (within the meaning of Section 4.7 hereof) immediately upon notice that Company is terminating Executive for Cause, in which event Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, bonus, vacation pay, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of such termination, and which shall be paid within 30 calendar days of such termination. Upon termination of Executive’s employment pursuant to this Section, (i) each outstanding NQSO granted to Executive before, on, or after the date hereof that is vested and currently exercisable as of the date Executive’s employment is terminated pursuant to this Section shall remain exercisable until the earlier of 30 calendar days following Executive’s termination or the scheduled expiration date of such option, (ii) the exercise period of each ISO granted to Executive before, on or after the date hereof shall be governed by the terms of the relevant ISO agreement, (iii) all vested restricted shares granted to Executive shall be delivered to Executive free and clear of any restrictions, other than pursuant to applicable securities laws, and (iv) Executive and his spouse and dependents shall have such rights (if any) to continue medical benefits coverage at his or their sole expense following termination for Cause as are then accorded under COBRA for the COBRA coverage period. “Cause” shall mean the following:

(a) (i) fraud in connection with Executive’s employment, (ii) theft, misappropriation or embezzlement of funds of Company or any of its Affiliates, or (iii) an act resulting in termination pursuant to the provisions of the “Code” (as defined in Section 6.3 hereof);

(b) indictment of Executive for a crime involving moral turpitude;

(c) breach of Executive’s obligations under Section 5.1 hereof or Section 5.2 hereof;

(d) failure of Executive to perform his duties to Company (other than on account of illness, accident, vacation or leave of absence) that persists for more than 30 calendar days after written demand for substantial performance which specifically identifies the manner in which Executive has failed to perform; or

(e) Executive’s repeated abuse of alcohol or drugs.

4.4 Termination Without Cause, for Good Reason or as a Result of Non-Renewal

(a) If at any time during the Term (i) Executive’s employment is terminated (within the meaning of Section 4.7 hereof) by Company for any reason other than Cause or the death or disability of Executive or (ii) Executive’s employment is terminated (within the meaning of Section 4.7 hereof) by Executive for “Good Reason” (as hereinafter defined) or as a result of a Non-Renewal Termination:

(1) Company shall, on or before Executive’s last day of full-time employment hereunder, pay Executive all amounts (including salary, bonuses, vacation pay, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of such termination. In addition, subject to subsection (c) below, Company shall pay Executive the Founder’s Retirement Payment.

(2) Executive shall be entitled to continue, for three years, to receive at Company’s expense medical benefits coverage for Executive and his spouse and dependents (if any) if and to the extent Company was paying for such benefits to Executive and his spouse and dependents at the time of such termination. In the event of Executive’s death during such period, such coverage shall continue for the duration of such period for his spouse and dependents. Executive and his spouse and dependents shall be entitled to such rights as he or they may have to continue coverage at his or their sole expense as are then accorded under COBRA for the COBRA coverage period following the expiration of the period, if any, during which Company paid such expense.

(3) (A) each outstanding option granted to Executive before, on or after the date hereof shall become vested and shall be immediately exercisable in accordance with the terms thereof, (B) each outstanding NQSO granted to Executive before, on or after the date hereof shall be exercisable until the earlier of (1) 180 calendar days after the termination of Executive’s employment pursuant to this Section, or (2) the scheduled expiration date of such option, (C) the exercise period of each ISO granted to Executive before, on or after the date hereof shall be governed by the terms of the relevant ISO agreement, and (D) anything to the contrary in any other existing agreement or plan notwithstanding, all outstanding restricted shares granted to Executive that (1) are subject to vesting solely based on the passage of time and Executive’s continued employment shall become immediately vested, and (2) are subject to vesting based upon the performance of Company (however measured) shall remain restricted shares under the terms of the applicable Award and shall vest or be forfeited in whole or in part under the terms of such Award as if Executive’s employment had not terminated.

(4) If, for the year in which Executive’s employment is terminated, the performance goals established in accordance with any cash incentive award that Executive receives are achieved, Company shall pay Executive, within the period in the following year that begins January 1 and ends March 15, an amount equal to the bonus that Executive would have received had he been employed by Company for the full year, multiplied by a fraction, the numerator of which is the number of calendar days Executive was employed in the year in which his employment is terminated and the denominator of which is 365.

(b) “Good Reason” shall mean the following:

(1) any action or inaction that constitutes a material breach of Company’s obligations to Executive hereunder;

(2) a material change in the geographic location at which Executive provides services; or

(3) a material diminution in Executive’s authority, duties or responsibilities to which Executive does not agree;

provided, in each case, that Executive shall have given written notice thereof to Company (which shall specifically identify the basis for the notice) within a period not to exceed 90 calendar days from the initial existence of the condition and Company shall have failed to remedy the condition within 30 calendar days after its receipt of such notice. Further, for Executive’s termination of employment (within the meaning of Section 4.7 hereof) to be for Good Reason, Executive must give Company irrevocable written notice of termination and such termination must occur before the end of the 120 calendar days following the end of the 30-calendar-day remedy period described above.

(c) Notwithstanding the foregoing, Company shall not be obligated to make the Founder’s Retirement Payment under subsection (a)(1) above, unless Executive has executed and delivered to Company, without revocation during any permitted revocation period, a further agreement, to be presented to Executive by Company on or before the 10th calendar day after such termination that shall provide (i) an unconditional release by Executive of all claims, charges, complaints and grievances, whether known or unknown to Executive, against Company and any Affiliate (including, with respect to matters relating to his employment hereunder, any trustee, officer, employee or agent of Company or any Affiliate) through the date of Executive’s termination of employment; (ii) an undertaking to maintain the confidentiality of such agreement; and (iii) an undertaking to indemnify Company if Executive breaches such agreement.

Executive must sign and return the release to Company before the Founder’s Retirement Payment is made to him; provided that, if the release is not timely presented to Executive, the requirement that Executive sign the release shall be waived. If the release is timely presented to Executive, but Executive does not sign and return the release to Company by the end of the applicable consideration period under the federal Age Discrimination in Employment Act (currently, either 21 or 45 calendar days), then Executive shall forfeit the Founder’s Retirement Payment. If the release is timely signed and returned to Company and not thereafter revoked, then, subject to Section 4.8(b) hereof, the Founder’s Retirement Payment shall be made to Executive on the first business day on or after the 75th calendar day after such termination, but in no event later than March 15 of the calendar year following the calendar year of Executive’s termination.

(d) If Executive’s employment is terminated by Executive for Good Reason within six months before or 12 months after a “Change of Control” of Company (as defined in Section 4.5(d) hereof), Section 4.5 hereof shall govern the rights and obligations of the parties and this Section shall be of no effect.

4.5 Change of Control

(a) If, during a Term, there should be a Change of Control (as defined herein), and within six months before such Change of Control or 12 months thereafter either (1) Executive’s employment shall be terminated (within the meaning of Section 4.7 hereof) by Company for any reason other than for death, disability, or Cause or (2) Executive’s employment is terminated (within the meaning of Section 4.7 hereof) by Executive for Good Reason:

(1) Company shall, on or before Executive’s last day of full-time employment hereunder, pay to Executive all amounts (including salary, bonuses, vacation pay, expense reimbursement, etc.), that have been fully earned by, but not yet paid to, Executive under this Agreement as of such termination plus (subject to Section 4.8(b) hereof) a lump-sum cash payment in the amount of the Founder’s Retirement Payment.

(2) Executive shall be entitled to continue, for three years, to receive medical benefits coverage for Executive and his spouse and dependents (if any), to the extent Executive was so entitled prior to such termination, at Company’s expense if and to the extent Company was paying for such benefits to Executive and his spouse and dependents at the time of such termination. In the event of Executive’s death during such period, such coverage shall continue for the duration of such period for his spouse and dependents. Executive and his spouse and dependents shall be entitled to such rights as he or they may have to continue coverage at his or their sole expense as are then accorded under COBRA for the COBRA coverage period following the expiration of the period, if any, during which Company paid such expense.

(b) Anything to the contrary in any other agreement or document now or hereafter existing notwithstanding, upon a Change of Control and without regard to whether Executive’s employment is thereafter terminated, Executive shall become fully vested as of the time immediately before such Change of Control in all then existing stock grants, each stock option previously issued to him thereupon shall become immediately vested and exercisable, without regard to continued employment or performance-based vesting standards, and each NQSO shall remain exercisable until the earlier of (i) the later of 180 calendar days after the Change of Control or the period following a Change of Control that is set forth in the relevant stock option agreement or (ii) the scheduled expiration date of such option. The exercise period of any ISO granted to Executive before, on or after the date hereof shall be governed by the terms of the relevant ISO agreement.

(c) In the event Executive is required to pay any excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the “IRC”), (the “Excise Tax”), if the amounts otherwise payable to Executive would, in the opinion of Company regularly engaged independent certified public accountants, constitute “excess parachute payments” within the meaning of section 280G of the IRC and, if the net after-tax payment to Executive (after giving effect to the Excise Tax) would be increased by reducing the total compensation payable pursuant to this Section to the maximum amount that may be paid to Executive without such payment constituting an “excess parachute payment,” then the compensation payable under this Section shall be so reduced. In the event Company determines such a reduction is necessary, it shall promptly notify Executive of the amount of the required reduction. To the fullest extent possible, such reduction shall first be effected through a reduction in the number of restricted shares that would otherwise vest and thereafter by a reduction in cash payments to the extent of the balance.

(d) A “Change of Control” of Company shall mean:

(1) The acquisition by an individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30 percent or more of the combined voting power of the then outstanding voting securities of Company entitled to vote generally in the election of trustees (the “Outstanding Shares”); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from Company unless, in connection therewith, a majority of the individuals who constitute the Board as of the date immediately preceding such transaction cease to constitute at least a majority of the Board, (ii) any acquisition by Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Company or any entity controlled by Company, (iv) any acquisition by any individual, entity, or group in connection with a Business Combination (as defined below) that fails to qualify as a Change of Control pursuant to paragraphs (3) or (4) below, or (v) any acquisition by any Person entitled to file Form 13G under the Exchange Act with respect to such acquisition; or

(2) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a trustee subsequent to the date hereof whose appointment, election, or nomination for election by Company’s shareholders was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board or by a majority of the members of a committee authorized by the Incumbent Board to approve such appointment, election, or nomination (other than an appointment, election, or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the trustees of Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(3) The consummation of a reorganization, merger, or consolidation, or sale or other disposition of all or substantially all of the assets of Company (a “Business Combination”), in each case, if, following such Business Combination all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, less than 40 percent of, respectively, the then outstanding shares of equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees or directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns Company or all or substantially all of Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as such beneficial owners held their ownership, immediately prior to such Business Combination, of the Outstanding Shares; or

(4) The consummation of a Business Combination, if, following such Business Combination all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, 40 percent or more but less than 60 percent of, respectively, the then outstanding shares of equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees or directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns Company or all or substantially all of Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as such beneficial owners held their ownership, immediately prior to such Business Combination, of the Outstanding Shares, and (i) any Person (excluding any employee benefit plan (or related trust) of Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30 percent or more of, respectively, the then outstanding shares of equity securities of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, or (ii) at least a majority of the members of the board of trustees or directors of the entity resulting from such Business Combination were not members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination, or (iii) the Chief Executive Officer of Company at the time of the execution of the initial agreement providing for such Business Combination is not appointed or elected to a comparable or higher position with the entity resulting from such Business Combination, or (iv) the executive officers of Company holding the title of Executive Vice President or higher at the time of the execution of the initial agreement for such Business Combination constitute less than a majority of the executive officers holding comparable or higher titles of the entity resulting from such Business Combination; or

(5) A complete liquidation or dissolution of Company.

Consummation of a Business Combination following which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, 60 percent or more of, respectively, the then outstanding shares of equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees or directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns Company or all or substantially all of Company’s assets either directly or through one or more subsidiaries) shall not constitute a “Change of Control” unless following such transaction the provisions of paragraphs (1) or (2) above are independently satisfied.

4.6 Voluntary Termination

(a) In the event Executive’s employment is voluntarily terminated (within the meaning of Section 4.7 hereof) by Executive without Good Reason, subject to subsection (b) below, Company shall not be obligated to make any further payments to Executive under this Agreement other than amounts (including salary, bonuses, vacation pay, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive as of the date of Executive’s termination, which amounts shall be paid within 30 calendar days of such termination. Additionally, Executive shall be entitled to continue, for three years, to receive at Company’s expense medical benefits coverage for Executive and his spouse and dependents (if any) if and to the extent Company was paying for such benefits to Executive and his spouse and dependents at the time of such termination. In the event of Executive’s death during such period, such coverage shall continue for the duration of such period for his spouse and dependents. Executive and his spouse and dependents shall be entitled to such rights as he or they may have to continue coverage at his or their sole expense as are then accorded under COBRA for the COBRA coverage period following the expiration of the period, if any, during which Company paid such expense.

(b) In the event Executive’s employment is voluntarily terminated (within the meaning of Section 4.7 hereof) by Executive without Good Reason effective at any time on or after the one-year anniversary of the Effective Date, in addition to the payments and benefits provided in subsection (a) above and subject to subsection (c) below:

(1) Company shall pay Executive the Founder’s Retirement Payment, in a lump-sum cash payment.

(2) If, for the year in which Executive’s employment is voluntarily terminated (within the meaning of Section 4.7 hereof), the performance goals established in accordance with any cash incentive award that Executive receives are achieved, Company shall pay Executive, within the period in the following year that begins January 1 and ends March 15, an amount equal to the bonus that Executive would have received had he been employed by Company for the full year, multiplied by a fraction, the numerator of which is the number of calendar days Executive was employed in the year in which his employment is terminated and the denominator of which is 365.

(3) (A) each outstanding option granted to Executive before, on or after the date hereof shall become vested and shall be immediately exercisable in accordance with the terms thereof, (B) each outstanding NQSO granted to Executive before, on or after the date hereof shall be exercisable until the earlier of (1) 180 calendar days after the termination of Executive’s employment pursuant to this Section, or (2) the scheduled expiration date of such option, (C) the exercise period of each ISO granted to Executive before, on or after the date hereof shall be governed by the terms of the relevant ISO agreement, and (D) anything to the contrary in any other existing agreement or plan notwithstanding, all outstanding restricted shares granted to Executive that (1) are subject to vesting solely based on the passage of time and Executive’s continued

employment shall become immediately vested, and (2) are subject to vesting based upon the performance of Company (however measured) shall remain restricted shares under the terms of the applicable Award and shall vest or be forfeited in whole or in part under the terms of such Award as if Executive’s employment had not terminated.

(c) Notwithstanding the foregoing, Company shall not be obligated to make the Founder’s Retirement Payment under subsection (b) above, unless Executive has executed and delivered to Company, without revocation during any permitted revocation period, a further agreement, to be presented to Executive by Company on or before the 10th calendar day after the effective date of such termination that shall provide (i) an unconditional release by Executive of all claims, charges, complaints and grievances, whether known or unknown to Executive, against Company and any Affiliate (including, with respect to matters relating to his employment hereunder, any trustee, officer, employee or agent of Company or any Affiliate) through the date of Executive’s termination of employment; (ii) an undertaking to maintain the confidentiality of such agreement; and (iii) an undertaking to indemnify Company if Executive breaches such agreement.

Executive must sign and return the release to Company before the Founder’s Retirement Payment is made to him; provided that, if the release is not timely presented to Executive, the requirement that Executive sign the release shall be waived. If the release is timely presented to Executive, but Executive does not sign and return the release to Company by the end of the applicable consideration period under the federal Age Discrimination in Employment Act (currently, either 21 or 45 calendar days), then Executive shall forfeit the Founder’s Retirement Payment. If the release is timely signed and returned to Company and not thereafter revoked, then, subject to Section 4.8(b) hereof, the Founder’s Retirement Payment shall be made to Executive on the first business day on or after the 75th calendar day after such termination, but in no event later than March 15 of the calendar year following the calendar year of Executive’s termination.

4.7 Termination of Employment for Purposes of Compliance with (or Exemption from) Section 409A of IRC. Executive shall only have incurred a termination of employment from Company if Executive has separated from service with all entities in the group of entities under common control with Company, within the meaning of sections 414(b) and 414(c) of the IRC (using the phrase “at least 50 percent” rather than the phrase “at least 80 percent,” where applicable). The determination of whether Executive has had a termination of employment from Company shall be made by the Committee, applying the rules set forth in Treas. Reg. §1.409A-1(h) and any amendment thereof or successor thereto.

4.8 Section 409A Compliance

(a) This Agreement is intended to comply with section 409A of the IRC (to the extent applicable), and the parties hereto agree to interpret, apply and administer this Agreement to comply therewith, but without resulting in any decrease without Executive’s consent or increase in the amounts owed hereunder by Company

(b) If any payment to Executive in connection with his termination of employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of section 409A of the IRC and the final regulations issued thereunder (and any amendment thereof or successor thereto) and Executive is a “specified employee” as defined in section 409A of the IRC and the final regulations issued thereunder (and any amendment thereof or successor thereto), no part of such payment shall be made before the day (the “New Payment Date”) that is six months plus one day after Executive’s date of termination of employment (within the meaning of Section 4.7 hereof) for reasons other than his death. The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of such termination of employment and the New Payment Date shall be paid to Executive (or his estate) in a lump-sum cash payment on the earlier of (i) the New Payment Date, or (ii) the Executive’s death. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

5.	RESTRICTIVE COVENANTS

5.1 Confidentiality. Executive acknowledges a duty of confidentiality owed to Company and shall comply with the confidentiality section of the Company Employee Handbook as in effect from time to time.

5.2 Noncompetition. During the term of Executive’s employment and for one year after termination of Executive’s employment by Company for Cause or by Executive for other than Good Reason, Executive shall not directly or indirectly: (i) engage, anywhere within 25 miles of any property in which Company or an Affiliate has a direct or indirect ownership interest, in any activity which competes in whole or in part with the activities of Company or any Affiliate at the time of such termination (a “Proximate Competitive Activity”) or (ii) be or become a stockholder, partner, owner, officer, director, employee or agent of, a consultant to, or give financial or other assistance to, any person or entity considering engaging in any Proximate Competitive Activity or so engaged; provided, however, that nothing herein shall prohibit Executive and his affiliates from (A) owning, as passive investors, in the aggregate not more than two percent of the outstanding publicly traded stock of any corporation engaged in a Proximate Competitive Activity; or (B) acquiring, developing, managing, or leasing any properties which do not involve a Proximate Competitive Activity, subject, however, to Sections 1.2(b) and 1.2(c) hereof. The duration of Executive’s covenants set forth in this Section and Section 5.3 below shall be extended by a period of time equal to the number of calendar days, if any, during which Executive is finally determined to be in violation of such provisions.

5.3 Solicitation of Employees. During the term of Executive’s employment and for two years thereafter, Executive shall not directly or indirectly solicit or contact any person who is employed by Company or any Affiliate with a view to the engagement or employment of such person by any person or entity or otherwise interfere with the employment relationship of Company or of any Affiliate with any of its employees.

5.4 Injunctive and Other Relief

(a) Executive acknowledges that the covenants contained in Sections 5.1, 5.2 and 5.3 hereof are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of his covenants contained herein. Accordingly, in addition to any other remedies that Company may have, Company shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of his obligations hereunder.

(b) In addition to such equitable relief with respect to Sections 5.1, 5.2 and 5.3 hereof, Company shall be entitled to monetary damages for any breach in an amount deemed reasonable to cover all actual and consequential losses, plus all monies received by Executive as a result of said breach and all costs and attorneys’ fees incurred by Company in enforcing this Agreement, provided, however, that Company shall have no right to set off any such monetary damages against amounts owed by Company to Executive under this Agreement or any other agreement between the parties. Any action initiated by Company for monetary damages related to any such breach shall be subject to Section 6.1 hereof, unless brought as part of an action also seeking specific performance or other form of injunctive or equitable relief.

6.	MISCELLANEOUS

6.1 Arbitration

(a) All disputes arising out of or relating to this Agreement that cannot be settled by the parties shall be settled by arbitration in Philadelphia, Pennsylvania, pursuant to the rules and regulations then obtaining of the American Arbitration Association; provided, that nothing herein shall preclude Company or Executive from seeking, in the state or federal courts within the Commonwealth of Pennsylvania, specific performance or other equitable remedies in the case of any breach or threatened breach by Executive of Section 5.1 hereof, Section 5.2 hereof or Section 5.3 hereof. The decision of the arbitrators shall be final and binding upon the parties, and judgment upon such decision may be entered in any court of competent jurisdiction.

(b) Discovery shall be allowed pursuant to the intendment of the United States Federal Rules of Civil Procedure and as the arbitrators determine appropriate under the circumstances.

(c) The arbitration tribunal shall be formed of three arbitrators, one to be appointed by each party and the third to be appointed by the first two arbitrators. Such arbitrators shall be instructed to apply the contractual provisions hereof in deciding any matter submitted to them.

(d) The cost of any arbitration proceeding hereunder shall be borne equally by the parties, unless Company agrees otherwise. Each party shall be responsible for his or its own legal fees and expenses associated with any such arbitration.

6.2 Prior Employment. Executive represents and warrants that he is not a party to any other employment, non-competition, joint venture, partnership, or other agreement or restriction that could interfere with his employment with Company in accordance with this Agreement or his or Company’s rights and obligations hereunder; and that his acceptance of continued employment with Company and the performance of his duties hereunder will not breach the provisions of any contract, agreement, or understanding to which he is party or any duty owed by him to any other person. Executive warrants and covenants that, while an employee of Company, he will not hereafter become a party to or be bound by any such conflicting agreement.

6.3 Code of Business Conduct. Executive acknowledges that he is and shall be subject to the provisions of Company’s Code of Business Conduct and Ethics for Employees and Officers (as modified, amended or supplemented from time to time, the “Code”), including, without limitation, the enforcement provisions set forth in the Code. Executive agrees to comply with the provisions of the Code.

6.4 Indemnification/Litigation Assistance. Company shall indemnify and defend Executive against all claims arising out of Executive’s activities as an officer or employee of Company or its Affiliates to the fullest extent permitted by law and under Company’s Trust Agreement. In addition to the foregoing, Executive shall, upon reasonable notice, furnish such information and proper assistance to Company as may reasonably be required by Company in connection with any litigation in which it or its Affiliates are, or may become, parties. After termination of Executive’s employment, Executive shall be fairly compensated for providing assistance to Company that is more than incidental; provided, however, that the failure of Company and Executive to agree on such compensation shall not be the basis on which Executive withholds any information or assistance.

6.5 Severability. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts hereof. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

6.6 Assignment. This Agreement shall not be assignable by Executive, and shall be assignable by Company as referred to in the Joinder hereto and otherwise only to an Affiliate or to any person or entity that becomes a successor in interest (by purchase of assets or shares, or by merger, or otherwise) to Company in the business or a portion of the business presently operated by Company. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators. An assignment by Company permitted under this Section shall not itself constitute a termination of Executive’s employment hereunder.

6.7 Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any action, suit, or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

(a)	If to Company:

Pennsylvania Real Estate Investment Trust

200 South Broad Street, Third Floor

Philadelphia, PA 19102

Tel: (215) 875-0700

Fax: (215) 547-7311

Attention: Chairman, Executive Compensation and Human

          Resources Committee of the Board of Trustees

With a copy to:

Drinker Biddle & Reath LLP

One Logan Square

18th & Cherry Streets

Philadelphia, PA 19103

Tel: (215) 988-2794

Fax: (215) 988-2757

Attention: Howard A. Blum, Esquire

(b)	If to Executive:

Ronald Rubin

243 Conshohocken State Road

Narberth, PA 19072

With a copy to:

Cozen O’Connor

1900 Market Street

Philadelphia, PA 19103

Tel: (215) 665-4159

Fax: (215) 665-2013

Attention: E. Gerald Riesenbach, Esquire

6.8 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein, amends the Current Employment Agreement, and supersedes and replaces any other prior agreements and understandings with respect thereto. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence or be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

6.9 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law. Any action seeking specific performance of, enforcement of or other equitable remedies with respect to Sections 5.1, 5.2, and/or 5.3 hereof shall be brought exclusively within state or federal courts located within Pennsylvania, and Company and Executive submit and consent to the exclusive jurisdiction of such courts.

6.10 Headings; Counterparts. The headings of Sections and subsections in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

6.11 Delegation. Any action hereunder that may be taken or directed by the Board or by the Committee may be delegated by (i) the Board to a committee of the Board or to an individual trustee or officer, or (ii) the Committee to one or more members of the Committee or officers, and the determination of any such delegee or delegees shall have the same effect hereunder as a determination of the Board or the Committee, as applicable.

6.12 Company Assets. Executive acknowledges that no trustee, officer, director or shareholder of Company or any Affiliate is liable to Executive in respect of the payments or other matters set forth herein.

6.13 Amendment.

(a) No provision of this Agreement may be amended, modified, or waived except in a writing signed by Executive and such officer as may be specifically designated by Company to sign on its behalf.

(b) In the event Company’s provision of post-separation medical benefit coverage (to Executive or his spouse or dependents) would cause Company or Executive or his spouse or dependents to experience adverse tax consequences, Company, at its option, but after first seeking a negotiated resolution with Executive, may provide Executive with the after-tax economic equivalent of such benefit for any designated period. The economic equivalent of any benefit forgone shall be deemed to be the lowest cost that would be incurred by Executive in obtaining coverage equivalent to that otherwise to be provided to Executive by Company under this Agreement.

6.14 No Mitigation. In no event shall Executive be required to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment after termination of his employment hereunder; provided, however, that notwithstanding the foregoing any entitlement Executive has hereunder to post-separation medical benefits coverage shall terminate upon Executive commencing medical benefits coverage through a plan offered by a subsequent employer.

6.15 Service as Trustee; Amendment of Trust Agreement or By-Laws

(a) Assuming that the Term has not been terminated and that a non-renewal notice has not been given to Executive, the Board shall nominate Executive as a candidate for election to the Board at each Annual Meeting of Shareholders of Company at which Executive’s term as a trustee is scheduled to expire, and Executive agrees to continue to serve as a trustee if elected. Upon termination of the Term of employment hereunder, Executive (unless otherwise requested by the Board) shall resign from the Board and from any positions he may then hold on the governing body of any Affiliate or subsidiary of Company.

(b) Company shall not amend, modify or repeal Paragraph 14 of its Trust Agreement or Article 5 of its By-Laws, each as currently in effect, if the effect of such amendment, modification or repeal would be to alter, to the detriment of Executive, the rights of Executive to indemnification or advance of expenses based on an act or failure to act that took place during Executive’s employment hereunder.

(c) It is agreed that Executive shall not have any equitable remedies of any nature (including, but not limited to, injunctive relief and specific performance) with respect to this Section, and that his sole remedy shall be as set forth in Section 4.4 hereof, Section 4.5 hereof or Section 4.6 hereof, whichever shall be applicable.

6.16 Legal Fees. Company agrees to pay all reasonable legal fees and expenses that Executive has incurred in the preparation and negotiation of this Agreement.

6.17 Tax Withholding. All payments and benefits to be provided in this Agreement shall be subject to deductions and withholdings as required by law and/or as authorized by Executive.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 25th day of April, 2012.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:	/s/ Bruce Goldman
Name: Bruce Goldman
Title: Executive Vice President and General Counsel

Joinder

PREIT Associates, L.P., joins in this Agreement to confirm Section 1.2(b) and to acknowledge its guarantee under the Assignment and Assumption Agreement of even date herewith, and PREIT Services, LLC joins in this Agreement to confirm its obligations under such Assignment and Assumption Agreement.

PREIT ASSOCIATES, L.P.
By:	Pennsylvania Real Estate Investment Trust, its General Partner

By:	/s/ Bruce Goldman
Name: Bruce Goldman
Title: Executive Vice President and General Counsel

PREIT SERVICES, LLC
By:	PREIT Associates, L.P., its sole member
By: Pennsylvania Real Estate Investment Trust, its General Partner

By:	/s/ Bruce Goldman
Name: Bruce Goldman
Title: Executive Vice President and General Counsel

Schedule 1.2

Permitted Activities

1.	TRO Liquidating LLC (TROL)

2.	Concord Pike (TROL)

3.	Strouse-Greenberg Realty Investments, Inc. (TRO Liquidating LLC) - TROL

4.	Metromarket Management LLC (TRO Liquidating LLC)

5.	Phonlynx Partnership (TRO Liquidating LLC)

6.	Sports World/Stadium Complex (TRO Liquidating LLC)

7.	Personal Property (Artwork) (TROL)

8.	Cherry Hill (Rubin-Oxford, LP) ROVA

9.	Six Penn Center (Transportation Associates)

10.	Delaware Avenue (Riverboat Associates)

11.	Cumberland Mall (Cumberland Mall Associates)

12.	Fairfield Mall (Pan American Associates)

13.	The Shops at The Bellevue (Bellevue Associates)

14.	Offices at The Bellevue (Bellevue Associates)

15.	The Bellevue Park Hyatt (Bellevue Associates)

16.	The Sporting Club at The Bellevue (Bellevue Associates)

17.	17th & Chestnut

18.	5th & Pine (A&P) (RIR, Inc.)

19.	Route 23 & Youngsford Road (A&P) (RIR, Inc.)

20.	Plaza at Willow Grove (restaurant/stores) (Pan Ivy)

21.	Trolley Shop (Pan Ivy)

22.	555 City Avenue (555 Investors)

23.	Land at Route 3 and I-476 (Marple Associates)

24.	Suco JV

25.	Land Parcel - Ventnor, NJ